UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):	November 8, 2006 (November 8, 2006)
WELLSFORD REAL PROPERTIES, INC.

(Exact Name of Registrant as Specified in Charter)
Maryland

(State or Other Jurisdiction of Incorporation)
1-12917	13-3926898

(Commission File Number)	(IRS Employer Identification No.)
535 Madison Avenue, New York, NY	10022

(Address of Principal Executive Offices)	(Zip Code)
(212) 838-3400

(Registrant’s Telephone Number, Including Area Code)
N/A

(Former Name or Former Address, if Changed Since Last Report)

        Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

|X|	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
|_|	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
|_|	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
|_|	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02	Results of Operations and Financial Condition.

On November 8, 2006, Wellsford Real Properties, Inc. (the "Company") issued a press release containing information about the Company's results of operations for the quarter ended September 30, 2006. A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(c)	Exhibits
	99.1	Press Release issued November 8, 2006, reporting results for the quarter ended September 30, 2006.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
WELLSFORD REAL PROPERTIES, INC.

	By:	/s/ Mark P. Cantaluppi
Mark P. Cantaluppi Vice President, Chief Financial Officer
Date: November 8, 2006

Exhibit 99.1

WELLSFORD REAL PROPERTIES, INC.
535 MADISON AVENUE • 26TH FLOOR • NEW YORK • NY 10022
212-838-3400      FAX 212-421-7244

FOR IMMEDIATE RELEASE:

WELLSFORD REAL PROPERTIES, INC.
REPORTS THIRD QUARTER 2006 RESULTS

NEW YORK, November 8, 2006: Wellsford Real Properties, Inc. (AMEX:WRP) announced today that its net assets in liquidation at September 30, 2006 aggregated $56,210,634 or $8.69 per share based upon 6,471,179 common shares outstanding. Net assets in liquidation aggregated $56,569,414 or $8.74 per share at December 31, 2005 and $55,844,106 or $8.63 per share at June 30, 2006.

At September 30, 2006, WRP had total assets of $115,442,427 which was comprised primarily of real estate assets under development of $49,606,070, investments in joint ventures and Reis, Inc. (“Reis”) of $20,453,074, cash of $38,000,641 and restricted cash and investments of $4,609,931. Total liabilities and minority interests of $59,231,793 at September 30, 2006 was comprised of the reserve for estimated costs during the period of liquidation of $20,837,482, mortgage notes and construction loans payable of $23,584,254, the reserve for option cancellations of $2,711,000 and construction payables, other accruals and liabilities and minority interests aggregating $12,099,057.

During the three months ended September 30, 2006, net assets in liquidation increased approximately $366,528. This increase is attributable to (i) operating income of approximately $441,917 which primarily represents interest income earned from cash and cash equivalents and (ii) the increase in real estate assets under development of $393,765, which results primarily from changes in the net realizable value estimates of certain development projects due to the shortening of the discount period as a result of the passage of time, offset by (iii) the recording of a $469,154 increase to the reserve for option cancellations to reflect the increase in the market price of WRP’s common stock between June 30, 2006 and September 30, 2006.

During the nine months ended September 30, 2006, net assets in liquidation decreased $358,780. This decrease is primarily attributable to the recording of a $4,226,938 provision upon the adoption by the Board of modifications in the terms of WRP’s stock option plans during the first quarter of 2006. The provision resulted from the modification to allow for cash payments that would be made to option holders, at their election, as consideration for the cancellation of their options in the amount of the fair value of WRP’s common stock in excess of the adjusted exercise prices of outstanding options as of March 31, 2006. This liability has been decreased by $848,351 to reflect the changes in the market price of WRP’s common stock between March 31, 2006 and September 30, 2006. The net decrease was offset by (i) a net increase in value of real estate assets under development of $1,747,042 which results primarily from changes in the net realizable value estimates, including the shortening of the discount periods as a result of the passage of time and sales of condominium units and homes and (ii) operating income of approximately $1,272,765 which primarily represents interest income earned from cash and cash equivalents.

WRP had announced in November 2005 that its stockholders approved the Plan of Liquidation (the “Plan”) at the annual meeting held on November 17, 2005. After the approval of the Plan by the stockholders, WRP completed the sale of its largest asset, the three residential rental phases of its Palomino Park project for $176,000,000. On December 14, 2005, WRP made an initial liquidating distribution of $14.00 per share, aggregating approximately $90,597,000, to its stockholders.

For all periods preceding stockholder approval of the Plan on November 17, 2005, WRP’s financial statements are presented on the going concern basis of accounting. As required by generally accepted accounting principles, WRP adopted the liquidation basis of accounting as of the close of business on November 17, 2005. Under the liquidation basis of accounting, assets are stated at their estimated net realizable value and liabilities are stated at their estimated settlement amounts, which estimates will be periodically reviewed and adjusted as appropriate. If the Merger with Reis (as described below) is consummated, then WRP would change from the liquidation basis of accounting to the going concern basis of accounting upon the effective termination of the Plan.

WRP reported revenues of $4,231,164 and $12,569,984 and net income of $3,776,753 and $3,954,913, or $0.58 and $0.61 per basic and diluted share for the three and nine months ended September 30, 2005, respectively.

Remaining Activities, Assets and Investments At September 30, 2006, WRP’s remaining activities, assets and investments were comprised primarily of the following:

•	The 259 unit Gold Peak condominium development in Highlands Ranch, Colorado is the remaining phase from our Palomino Park development. Sales commenced in January 2006 and 75 Gold Peak units were sold by September 30, 2006. At September 30, 2006 an additional 55 units were under contract.
•	The Orchards is a single family home development in East Lyme, Connecticut, upon which WRP commenced building 101 single family homes on 139 acres. An additional 60 homes could be built on a contiguous 85 acre parcel of land also owned by WRP. Sales commenced in June 2006 and one home was sold by September 30, 2006. At September 30, 2006, an additional six East Lyme homes were under contract.
•	A 75% ownership interest in a joint venture that owns two land parcels aggregating approximately 300 acres in Claverack, New York. One land parcel is subdivided into seven single family home lots upon which Claverack intends to build and sell homes. The remaining 235 acres, known as The Stewardship, are currently subdivided into six single family home lots with the intent to obtain an increase in the number of developable residential lots, improve the land, obtain construction financing and construct and sell 48 single family homes.
•	Interests aggregating 23% in Reis, a real estate information and database company.
•	A 10% interest in Clairborne Fordham, a company which currently owns and is selling the remaining two unsold residential units of a 50-story, 277 unit, luxury condominium apartment project in Chicago, Illinois.

Merger with Reis

On October 11, 2006 WRP announced that it entered into a definitive merger agreement to acquire Reis (the “Merger”). The Merger was approved by the independent members of WRP’s Board of Directors on that date. Reis stockholders, excluding WRP, will receive, in the aggregate, approximately $34,600,000 in cash and approximately 4,200,000 shares of newly issued common stock of WRP which, for purposes of the Merger, has been established at $8.16 per share resulting in an implied equity value for Reis of approximately $90,000,000.

The rules of the American Stock Exchange (the “AMEX”) require WRP’s stockholders to approve the issuance of shares of common stock of WRP to Reis stockholders, since such an issuance would be greater than 20% of the common shares currently outstanding. The transaction, which is also subject to the approval of the Reis stockholders, regulatory approvals and other customary closing conditions, is expected to close in the first quarter of 2007.

If the Merger is consummated, WRP would abandon its previously adopted Plan, but would continue with its program of disposing of its remaining real estate assets through development and/or sale.

The cash portion of the purchase price is to be funded by a loan extended to Reis by a financial institution aggregating $27,000,000 (of which $25,000,000 can be used for Merger consideration and the payment of related Merger costs and the remaining $2,000,000 can be utilized for future working capital needs) and WRP’s cash on hand. Upon completion of the Merger, WRP would have approximately 10,700,000 shares of common stock outstanding and change its corporate name to Reis, Inc. Following the closing of the Merger, Reis stockholders would own approximately 40% of the combined company.

There can be no assurance that the Reis stockholders will vote to approve the Merger and adopt the Merger agreement or that WRP’s stockholders will vote to issue shares of WRP’s common stock in connection with the Merger.  Furthermore, there can be no assurance following a vote in favor of the Merger and such issuance of WRP’s common stock that the Merger will be consummated.

This press release, together with other statements and information publicly disseminated by WRP, contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of WRP or industry results to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following, which are discussed in greater detail in the “Risk Factors” section of WRP’s Form 10-K filed with the Securities and Exchange Commission (“SEC”) on March 16, 2006 and the registration statement on Form S-8 filed with the SEC on June 7, 2006: general and local economic and business conditions; future valuation adjustments as a result of possible declines in the expected values and cash flows of residential development projects and investments or changes in the intent with regards to such projects and investments; competition; risks of real estate development, construction and renovation including construction delays and cost overruns; inability to comply with zoning and other laws and obtain governmental approvals; the risk of inflation in development costs (including construction materials); the availability of insurance coverages; the inability to obtain or replace construction financing for development projects; adverse consequences of debt financing including, without limitation, the necessity of future financings to repay maturing debt obligations; inability to meet financial and valuation covenants contained in loan agreements; inability to repay financings; exposure to variable rate based financings; risk of foreclosure on collateral; risks of leverage; risks associated with equity investments in and with third parties; risks associated with our reliance on joint venture partners including, but not limited to, the inability to obtain consent from partners for certain business decisions, the potential risk that our partners may become bankrupt, have economic or other business interests and objectives which may be inconsistent with those of the WRP and our partners being in a position to take action contrary to our interests; inability and/or unwillingness of partners to provide their share of any future capital requirements; availability and cost of financing; interest rate risks; demand by prospective buyers of condominiums and single family homes; inability to realize gains from sales of condominiums and single family homes; lower than anticipated sales prices; inability to close on sales of properties; the risks of seasonality and increasing interest rates on the WRP’s ability to sell condominium units and single family homes; increases in energy costs, construction materials and interest rates could adversely impact our home building business as homes become more expensive to build and profit margins could deteriorate; inability to raise sale prices to maintain profit margins; the negative impact from a continuing rise in energy costs and interest rates on our marketing efforts and the ability for buyers to afford our homes at any price level, which could result in the inability to meet targeted sales prices or cause sales price reductions; environmental risks; the ability to gain governmental approvals of the Merger on the proposed terms and schedule; the failure of the WRP’s stockholders to approve the issuance of WRP common shares in connection with the Merger or the failure of Reis stockholders to approve the Merger; the risk that other conditions to the Merger are not being satisfied; the risk of successful integration of the two companies and the risk that cost savings, as well as other synergies from the Merger, may not be realized or may take longer to realize than expected; the risk that the combined companies may not perform as anticipated; the ability of the combined companies to retain customers and employees; competition and its effects on revenue; the Board could abandon the Plan; failure to achieve proceeds from the sales of assets to meet the estimate of total distributions to stockholders under the Plan; the uncertainty as to the timing of sales of assets and the impact on the timing of distributions to stockholders; illiquidity of real estate assets and joint venture investments; increases in expenses which would negatively impact the amount of distributions pursuant to the Plan; unknown claims and liabilities which would negatively impact the amount of distributions pursuant to the Plan; the uncertainty as to the ultimate liability for option cancellations and its effect on reported net assets in liquidation as such amount is impacted by the decisions of the option holders and changes in the WRP’s market price for its common stock; the sale of undeveloped land, rather than the construction and sale, in the normal course of business, of single family homes or condominium units which would negatively impact the amount of distributions pursuant to the Plan; the inability to utilize any or all of the WRP’s Federal net operating loss carryforwards; and other risks listed from time to time in the WRP’s reports filed with the SEC. Therefore, actual results could differ materially from those projected in such statements.

Press Contact:	Mark P. Cantaluppi Wellsford Real Properties, Inc. Vice President, Chief Financial Officer (212) 838-3400